Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF
LYDALL, INC.

The present name of the corporation is Lydall, Inc. The corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 26, 1987. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:
Article 1. The name of the corporation is Lydall, Inc. and is sometimes hereinafter referred to as the “Company.”
Article 2. The address of the Company’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover, County of Kent 19904 and the name of the Company’s registered agent at such address is National Registered Agents, Inc.
Article 3. The nature of the business to be transacted and the purposes to be promoted or carried out by the Company are to conduct a general manufacturing business and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
Article 4. The total number of shares of all classes of stock which the Company shall have authority to issue is 30,500,000 shares. The designation of each class of stock, the authorized number of shares of each such class, and the par value of each share thereof, are as follows:

Designation	Authorized Number of Shares	Par Value
Common Stock	30,000,000	$ .01
Preferred Stock	500,000	$ .01

Article 5. The terms, limitations and relative rights and preferences of each class of shares and series thereof and an express grant of authority to the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware are as follows:
(a)    The holders of the Common Stock shall each be entitled to one vote per share.
(b)    The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
Article 6.

(a)    The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) Directorships; the exact number of such Directorships to be determined by resolution of the Board of Directors. Each Director shall be elected for a term of one (1) year or until the first annual meeting thereafter and until another shall be elected in his stead. In the event the number of members of the Board is increased, the newly created directorships shall be filled by a vote of the holders of a majority of the shares of the capital stock entitled to vote in elections of Directors.
(b)    The affirmative vote of the holders of two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of Directors, voting together as a single class, with each share of Common Stock having one vote and other shares having the number of votes to which such shares are entitled, shall be required for the removal, with or without cause, by stockholders, of any Director from the Board of Directors.
(c)    Unless and except to the extent that the By-laws of the Company shall so require, the election of directors of the Company need not be by written ballot.
Article 7. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding that a lesser percentage may be specified by law or the By-Laws of the Company), no provision of this Certificate of Incorporation shall be repealed or amended in any respect, nor shall any new provision be added to this Certificate of Incorporation unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of Directors, voting together as a single class with each share of Common Stock having one vote and other shares having the number of votes to which such shares are entitled.
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, alter and repeal the By-laws of the Company.
Article 8. A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Director of the Company hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.
Article 9.

(a)    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Company or, while a Director or officer of the Company, is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
(b)    If a claim under paragraph (a) of this Article is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to any advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Company.
(c)    The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.
(d)    The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Lydall, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 24th day of April, 2015.

LYDALL, INC.

/S/ Chad A. McDaniel
Name: Chad A. McDaniel
Title: Vice President, General Counsel & Secretary

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